UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

October 30, 2017

Date of Report (Date of earliest event reported)

PENNS WOODS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-17077	23-2226454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

300 Market Street, P.O. Box 967, Williamsport, Pennsylvania	17703-0967
(Address of principal executive offices)	(Zip Code)

(570) 322-1111
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2017, Penns Woods Bancorp, Inc. (the “Corporation”) appointed Brian L. Knepp as President of the Corporation.  Richard A. Grafmyre, currently serving as President and Chief Executive Officer of the Corporation, will continue to serve as Chief Executive Officer of the Corporation.  Mr. Knepp will continue to serve as Chief Financial Officer of the Corporation and its banking subsidiaries, Jersey Shore State Bank and Luzerne Bank, and also as President of the Corporation’s investment and insurance subsidiary, the M Group, Inc. d/b/a The Comprehensive Financial Group.  Mr. Grafmyre will also continue to serve as Chief Executive Officer of Jersey Shore State Bank and Luzerne Bank.   Mr. Grafmyre and Mr. Knepp both serve as directors of the Corporation and its banking subsidiaries.

In connection with his appointment as President of the Corporation, Mr. Knepp entered into a new employment agreement with the Corporation on October 30, 2017, which replaces Mr. Knepp’s existing employment agreement, dated February 1, 2014.  The new employment agreement is for a term ending December 31, 2018 and renews annually thereafter for successive one-year terms ending each December 31 absent notice of nonrenewal by either party. Under the agreement, Mr. Knepp will receive an annual base salary of $184,000, subject to discretionary increases by the Corporation.  Mr. Knepp is also entitled to participate in any employee benefit and incentive compensation plans and arrangements available to employees and executive officers of the Corporation.  Mr. Knepp will also be provided with use of an automobile during the employment period under the agreement.

The agreement may be terminated for specified events of cause, in which case the parties’ obligations under the agreement will cease. If the agreement is terminated without cause and there has not been a change-in-control (as defined in the agreement), then the Corporation will continue to pay Mr. Knepp’s then current annual base salary for the greater of six months or the number of months remaining in the term of his employment agreement and provide Mr. Knepp, at no cost to him, with continuation of health and medical benefits for the period during which he is receiving continued payments of base salary. If, following a change-in-control, the agreement is terminated by the Corporation without cause or Mr. Knepp voluntarily terminates his employment for specified events of good reason, the Corporation will pay Mr. Knepp, in cash, within 30 days of termination, an aggregate amount equal to two times the sum of Mr. Knepp’s then base salary and the average of his bonus amounts over the prior three years. If during the term of the agreement, Mr. Knepp voluntarily terminates employment, retires, dies, or becomes disabled, the obligations of the parties under the agreement will cease, unless Mr. Knepp dies or becomes disabled after providing notice of termination for good reason following a change in control, in which case, Mr. Knepp, or his estate, as the case may be, will be entitled to the amounts described above.

The agreement provides for the reduction of any “change in control” payments to Mr. Knepp to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code, which would result in the imposition of an excise tax to him and a loss of deduction to the Corporation.

The agreement contains noncompete covenants which generally prohibit Mr. Knepp from engaging in banking activities within twenty-five miles of 300 Market Street, Williamsport, Pennsylvania. These covenants generally extend for a period of one year after Mr. Knepp’s termination of employment unless his employment terminates as a result of a delivery of a notice of nonrenewal by the Corporation, in which case these covenants end on the date the agreement terminates.

A copy of the employment agreement for Mr. Knepp is attached hereto as Exhibits 10(i), and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(c)                                  Exhibits:

The following exhibit is filed herewith:

10(i)	Employment Agreement, dated October 30, 2017, by and between Penns Woods Bancorp, Inc., and Brian L. Knepp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNS WOODS BANCORP, INC.

Dated: November 2, 2017

	By:	/s/ Richard A. Grafmyre
Richard A. Grafmyre Chief Executive Officer